Exhibit 99.1

 FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
DECLARATION OF QUARTERLY CASH DIVIDEND

Philadelphia, Pennsylvania (February 23, 2017) -- Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.03 per share on the common stock of the Company, payable on March 30, 2017 to the shareholders of record at the close of business on March 16, 2017.

Prudential Bancorp, Inc. is the holding company for Prudential Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank operates nine full service offices in Philadelphia, one office in Huntingdon Valley, Pennsylvania and one office in Drexel Hill, Pennsylvania.  At December 31, 2016, the Company had assets totaling $590.1 million, liabilities totaling $477.0 million and $113.1 million of shareholders' equity.  The Company completed the acquisition of Polonia Bancorp, Inc. ("Polonia"), effective January 1, 2017. With the completion of the merger of the two organizations, the Company has approximately $838.9 million in assets, $508.8 million in loans and $563.7 million in deposits with 11 branch offices in Philadelphia, Delaware and Montgomery counties.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies, legislation and regulatory changes, and difficulties and delays in integrating Polonia's business or fully realizing anticipated cost savings and other benefits of the merger with Polonia, and business disruptions following the merger.

            Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contact:
Jack E. Rothkopf, Senior Vice President, Treasurer, Chief Financial Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.